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                                                                  EXHIIBT 5.01

                     [LETTER HEAD OF DEBEVOISE & PLIMPTON]

                                                 June 25, 1996


The Equitable Companies Incorporated
787 Seventh Avenue
New York, New York 10019

                      Registration Statement on Form S-3

Dear Sirs:

        We have acted as counsel for The Equitable Companies Incorporated, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 as amended (the "Registration Statement") pertaining to shares of previously registered Common Stock, par value $.01 ("Common Stock") of the Company to be purchased in the open market by the Company's transfer agent in connection with the Company's Direct Purchase Plan.

        An opinion as to the legality of the Common Stock was previously filed in connection with the original registration of the Common Stock under a Registration Statement on Form S-1 (Registration No. 33-48115), and we hereby reconfirm such opinion as if delivered on the date hereof.

        In addition, we hereby consent to the use of our name under the heading "Legal Opinion" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations promulgated thereunder.


                                          Very truly yours,

                                          Debevoise & Plimpton